EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Princeton, New Jersey, March 7, 2011 - AMREP Corporation (NYSE:AXR) today reported net income of $1,281,000, or $0.21 per share, for its fiscal 2011 third quarter ended January 31, 2011 compared to a net loss of $721,000, or $0.12 per share, for its fiscal 2010 third quarter ended January 31, 2010.  For the first nine months of fiscal 2011, the Company had net income of $1,514,000, or $0.25 per share, compared to a net loss of $2,762,000, or $0.46 per share, for the same period of fiscal 2010.  Revenues were $23,846,000 and $74,749,000 for the third quarter and first nine months of 2011 versus $28,916,000 and $93,706,000 for the same periods last year.

The 2011 third quarter results included a tax benefit of $764,000, or approximately $0.13 per share, from the recognition of previously unrecognized tax benefits as compared to a similar benefit of $1,148,000, or approximately $0.19 per share, in the third quarter of 2010. They also included pretax income of $759,000, equivalent to approximately $0.08 per share, from the favorable settlement of a property tax appeal by the Company’s AMREP Southwest subsidiary. In addition, the Company benefitted from reduced costs and expenses in its 2011 third quarter and nine month results versus the same periods in 2010 as a result of the completion at the end of the 2011 second quarter of the consolidation of its subscription fulfillment business from three locations into one.

Revenues from land sales at AMREP Southwest were $257,000 and $1,570,000 for the three and nine month periods ended January 31, 2011 compared to $479,000 and $3,634,000 for the same periods of the prior year. Results for all periods were substantially lower than the Company has historically experienced in its principal market of Rio Rancho, New Mexico, due to a severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that began late in fiscal 2008. The average gross profit percentage on land sales was 8% and 34% for the third quarter and first nine months of 2011 compared to a negative 18% and a positive 39% for the same periods in 2010.  The gross loss for the third quarter of 2010 resulted from the resale by AMREP Southwest of lots that had been repossessed by deeds in lieu of foreclosure (“take-back lots”).  When repossessed, take-back lots are taken into inventory at fair market value, which is supported by appraisals, at that time rather than at original cost, which is usually much lower.  Accordingly, the profit margin on the resale of take-back lots, even when they are resold at prices well above original cost, is lower than for other sales and may be negative. Exclusive of take-back lot sales, the gross profit margin was 14% for the third quarter of 2010 compared to 8% for the same period in 2011. The gross profit percentage variance for both the three and nine month periods was attributable to a change in the mix of areas from which undeveloped lots were sold in each period and also the disproportionate effect of indirect costs on the relatively low revenue base in all periods.  Revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

Revenues from Media Services operations, which principally include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary and Newsstand Distribution and Product Services operations conducted by its Kable Media Services subsidiary, decreased from $28,412,000 and $89,805,000 for the third quarter and first nine months of 2010 to $23,570,000 and $73,099,000 for the same periods in 2011.  Magazine publishers are the principal customers of these operations, and they have continued to be impacted by the effects of the recent recession and also from increased competition from new media sources. This has resulted in reduced subscription and newsstand sales, which in turn has caused certain publishers to close magazine titles or seek more favorable contract terms from Palm Coast and Kable and their competitors.  As a consequence of these and other factors and customer losses, revenues from Subscription Fulfillment Services operations decreased from $23,114,000 and $72,471,000 for the third quarter and first nine months of 2010 to $18,350,000 and $56,774,000 for the same periods of 2011, while revenues from Newsstand Distribution Services operations decreased from $3,141,000 and $9,941,000 for the third quarter and first nine months of 2010 to $2,488,000 and $8,488,000 for the same periods of 2011. Revenues from Kable’s Product Services and Other business segment increased from $2,158,000 and $7,393,000 in the third quarter and first nine months of 2010 to $2,732,000 and $7,837,000 in the same periods of 2011 due to increases in specialty packaging and temporary staffing revenues. Operating expenses for all Media Services businesses decreased by $5,527,000 and $19,582,000 for the third quarter and first nine months of 2011 compared to the same periods in 2010, primarily due to lower payroll and benefits and other variable costs associated with the decreased revenues as well as from efficiencies achieved in the Company’s consolidation of its Subscription Fulfillment Services business from three locations in Colorado, Florida and Illinois into one existing location at Palm Coast, Florida, which was substantially completed as of October 31, 2010.  The Subscription Fulfillment Services business also incurred net restructuring costs related to this consolidation project of only $72,000 and $308,000 for the third quarter and first nine months of 2011 versus $1,287,000 and $3,180,000 for the same periods of 2010.

AMREP Southwest has a loan with a bank that matured on December 16, 2010.  AMREP Southwest has initiated discussions with the bank regarding renewal of this arrangement, which had an outstanding principal balance of $22,464,000 at January 31, 2011, but this facility has not been renewed and there can be no assurance that it will be renewed.  AMREP Southwest does not have sufficient funds to satisfy this obligation and, if it is unable to renew this loan facility, it would be forced to seek either replacement financing, which might not be available on satisfactory terms, or other sources of capital, such as by selling assets or the Company issuing equity, which may not be possible on acceptable terms.

AMREP Corporation’s AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others.

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The statements in this news release regarding the future operations of the Company and the ability of its AMREP Southwest Inc. subsidiary to obtain financing or other sources of capital are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond the control of AMREP Corporation and that could cause actual results to differ materially from such statements, including, without limitation, the Company’s ability to accurately estimate future cash flows and predict when the economy will recover.  Further information about these and other relevant risks and uncertainties may be found in the Company's Form 10-K and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as from other sources.  Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein.  AMREP Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Attachment 1
AMREP Corporation
and Subsidiaries
Financial Highlights
(Unaudited)

	Three Months Ended January 31,
	2011	2010

Revenues	$23,846,000	$28,916,000

Net income (loss)	$1,281,000	$(721,000)

Earnings (loss) per share – Basic and Diluted	$0.21	$(0.12)

Weighted average number of common shares outstanding	5,996,000	5,996,000

	Nine Months Ended January 31,
	2011	2010

Revenues	$74,749,000	$93,706,000

Net income (loss)	$1,514,000	$(2,762,000)

Earnings (loss) per share – Basic and Diluted	$0.25	$(0.46)

Weighted average number of common shares outstanding	5,996,000	5,996,000

Attachment 2

The Company’s land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

	2011			2010
	Acres Sold	Revenues (in 000s)	Revenues Per Acre (in 000s)	Acres Sold	Revenues (in 000s)	Revenues Per Acre (in 000s)
Three months ended January 31:
Developed
Residential	0.8	$225	$281	0.4	$99	$248
Commercial	-	-	-	-	-	-
Total Developed	0.8	225	281	0.4	99	248
Undeveloped	1.5	32	21	4.4	380	86
Total	2.3	$257	$112	4.8	$479	$100
Nine months Ended January 31:
Developed
Residential	3.1	$1,031	$333	5.6	$1,544	$276
Commercial	-	35	-	1.7	895	526
Total Developed	3.1	1,066	333	7.3	2,439	334
Undeveloped	13.2	504	38	30.4	1,195	39
Total	16.3	$1,570	$96	37.7	$3,634	$96

The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.